Exhibit 10.6

            AMENDMENT TO OVATION-TWAIN AGREEMENT OF OCTOBER 18, 2001

      1.    Original agreement remains in effect, except as revised below.

      2. Ovation obligation of $150,000 remains in place, to be liquidated by Ovation at a minimum rate of $5000 per month, payable on the first day of each month.

      3. If Ovation fails to make payment for two consecutive months, entire balance becomes in default and due and payable on the day following the due date of the second missed payment.

      4. Twain will continue to work - temporarily, at Twain's sole discretion--in good faith and without additional retainer. Ovation will continue to pay out-0f-pocket expenses in accordance with the original agreement.

      5. If Ovation defaults on its obligation to Twain under Paragraph 2., above, Twain will have the right to license Ovation technology to any manufacturer for sales into Japan, the Republic of South Korea, and such other markets as may be subsequently agreed, at fair and reasonable cost. In such case, Twain will pay no fees to Ovation until Twain's net income from such licensing arrangements have exceeded the amount of Ovation's residual obligation to Twain, plus accumulated interest at current commercial bank rates. Ovation will fully and freely support Twain in any licensing activities, including provision of necessary documentation and technical advice.

For Ovation: /s/ William H. Zebuhr   For Twain Associates: /s/ William L. Givens
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       Date: April 4, 2003           Date: April 4, 2003
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